EX-10.4

                           SEPARATION AGREEMENT

     This Separation Agreement (this "Agreement") is made and entered into this 22nd day of January, 2004, by and between Synthetic Turf Corporation of America, a Nevada corporation ("SYTR"), and Richard Dunning and Dennis McElhinney, individuals residing in the State of Colorado ("Shareholders").

     The parties recite and declare that:

A. On and prior to December 9, 2002, the Shareholders were equal co-owners of International Surfacing of Colorado, Inc., a Colorado corporation ("ISOC Colorado"), which was engaged in the business (herein the "Business") of selling and installing artificial turf products in the State of Colorado.

B. On December 9, 2002, the Shareholders and SYTR entered into an Agreement and Plan of Merger ("Acquisition Agreement"), whereby ISOC-Colorado was to be merged with and into a wholly-owned Nevada subsidiary of SYTR, in exchange for a quantity of newly issued restricted shares of SYTR (the "Restricted Shares").

C. On January 7, 2003, the transaction which was the subject of the Acquisition Agreement was closed by the Shareholders and SYTR.

D. During the 2003 calendar year, the Business has been managed and operated by the Shareholders as a consolidated subsidiary of SYTR.

E. The Shareholders and SYTR now desire to make this Agreement and carry out the actions required of them hereunder in order to effect a separation and return to the Shareholders of the Business, effective as of the close of business on December 31, 2003, such that the Business may be managed and operated by the Shareholders, from and after January 1, 2004, in the manner it was managed and operated by the Shareholders prior to the closing of the Acquisition Agreement.

     For the reasons set forth above, and in consideration of the mutual covenants of the parties hereto, the parties hereby agree, effective as of the close of business on December 31, 2003, and in settlement of all disputes and claims that any of the parties may have with or against each other, that SYTR will take the actions required of it hereinbelow and will transfer back, assign and reconvey the Business to the Shareholders, provided that, as the consideration for such actions and transfer, (i) 10 million of the 15 million of Restricted Shares shall be cancelled, and (ii) the Shareholders will take the actions required of them hereinbelow.

1.  Actions Due from SYTR

     1.1. As soon as possible, SYTR shall execute and deliver to the Shareholders such instruments of conveyance necessary to convey to the Shareholders the equity shares representing ownership of its subsidiary carrying on the Business.

     1.2. SYTR agrees to pay the sum of $6,000.00 to the Shareholders immediately upon execution of this Agreement by the Shareholders.

     1.3. No later than March 15, 2004, SYTR agrees to conclude a "stand alone" audit of the financial results of the Business for the calendar year 2003, and to remit to the Shareholders, no later than fifteen (15) days after the results of such audit are known, a true and complete copy thereof together with one-half (") of the earnings before income tax, depreciation and amortization (EBITDA) of the Business during such period reflected in such report of audit. For purposes of such audit, transactions between the Business and SYTR on terms other than market terms shall be adjusted, to the greatest extent possible, to market terms, so that such audit report will determine the true financial results of the Business for the period covered by the report.

     1.4. The portion of the EBITDA due to the Shareholders under the preceding Section 1.3 shall be further increased by the amount currently due from ISOC Colorado to vendors for a 2003 trade show, in the amount of approximately $4,300.

2.  Actions Due from the Shareholders

     2.1. The Shareholders agree that their employment agreements with SYTR are cancelled and none of the parties to such agreements will have any further rights or obligations thereunder.

     2.2. The Shareholders agree to clean, vacate and surrender possession to the landlord of each storage unit rented in the name of SYTR.

     2.3. The Shareholders shall immediately return to SYTR all unopened turf adhesive containers in the possession or control of the Shareholders, and shall surrender the certificates representing the Restricted Shares, so that they can be exchanged at SYTR's transfer agent for the certificates representing the lesser number of shares to be re-issued to the Shareholders hereunder. The parties acknowledge the probable delay in returning the certificate(s) representing the Restricted Shares of Dennis McElhinney, who agrees to surrender such certificate(s) as soon as practical.

     2.4. For a period of twelve months, the Shareholders will hold in confidence and not disclose in any manner whatsoever, any of the confidential and proprietary information of SYTR acquired by the Shareholders while the Business was owned by SYTR, and will take all reasonable measures to protect the secrecy of and avoid disclosure or use of such confidential information in order to prevent it from falling into the public domain or the possession of unauthorized persons. The Shareholders agree to notify SYTR in writing of any such misuse or misappropriation of such confidential information of SYTR party that may come to their attention.

3. Other Agreements of the Parties

     3.1. Subject to the other terms and conditions of this Agreement, each of the parties hereto hereby jointly and severally releases, acquits and forever discharges each of the other parties from any and all claims, demands, actions, causes of actions, liabilities, obligations, costs, expenses, loss of service, debts, attorneys' fees, claims for sanctions, or damages of any kind or nature whatsoever, and in any and all forums and courts, whether known or unknown, suspected or unsuspected, arising from the beginning of time up to and including the date of this Agreement, arising out of, resulting from of or in any way related to the Acquisition Agreement or the transactions undertaken or contemplated thereby, other than any obligations under this Agreement. The Releasing Parties represent and warrant that they have not sold, assigned, transferred, conveyed (except to the parties to this Agreement) or otherwise disposed of any claims, demands, actions or causes of action released herein.

     3.2. Signed facsimile transmissions of this document shall be considered as valid as the original. This Agreement may be executed as a single document or in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

     3.3. This agreement will be governed and construed in accordance with the laws of the State of Colorado. This Agreement was produced by all parties hereto and shall not be construed against any of them.

     3.4. Each person signing this agreement for an entity confirms that they have full authority to execute this agreement and obligate such company, firm, corporation, partnership, organization, individual, and/or entity identified as a party herein.

     3.5. Each of the parties, at the request of any other party, will execute all such further instruments and take all such further action consistent with the provisions hereof as may be reasonably necessary to carry out the intent of this Agreement.

     3.6. For a period of twelve months and except as otherwise required by any law, rule or regulation, no party to this Agreement shall make, publish or facilitate any disparaging comments or remarks, in any public medium, concerning any other party to this Agreement or the basis or rationale for the parties' execution of this Agreement.

     3.7. This Agreement is intended to set forth the important terms between the parties but is unlikely to cover all circumstances. In this regard, if the parties are unable to resolve any disagreement between them, or problems that arise in the future, which may or may not be covered by this Agreement, an arbitrator shall be selected by agreement, and if the parties are unable to agree on an arbitrator, then one shall be selected from the American Arbitration Association in accordance with their normal procedures. The arbitrator's procedural and substantive decision shall be binding upon all parties. The arbitrator so selected shall decide the issues to be determined, based upon the following:

         (i) That both parties be treated fairly and equitably;

         (ii) The intent of this Agreement or any subsequent amendments; and

         (iii) Practical considerations.

     Any decision of the arbitrator shall be binding in any court of law so that the terms of the decision can be enforced.

Dated: January 22, 2004                          Dated: January 22, 2004

"Shareholders"                                   "SYTR"

                                       Synthetic Turf Corporation of America, a
                                       Nevada Corporation

/s/  Richard Dunning
Richard Dunning

                                       By: /s/  Gary Borglund
                                       Gary Borglund, President

/s/  Dennis McElhinney
Dennis McElhinney